Exhibit 99.1

IPG PHOTONICS ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS
OXFORD, Mass. – April 30, 2019 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2019.

	Three Months Ended March 31,
(In millions, except per share data and percentages)	2019	2018	Change
Revenue	$315.0	$359.9	(12)%
Gross margin	47.3%	56.5%
Operating income	$68.3	$141.1	(52)%
Operating margin	21.7%	39.2%
Net income attributable to IPG Photonics Corporation	$55.2	$106.3	(48)%
Earnings per diluted share	$1.02	$1.93	(47)%

Management Comments
"We were pleased to deliver first quarter results in line with our guidance given the challenging macroeconomic, geopolitical and competitive backdrop," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "During the quarter business trends improved in China driving sequential growth in orders. More importantly, we have met competitive challenges head on through a combination of substantial reduction of component and manufacturing costs and introduction of unmatched product features that improve processing speed, flexibility and quality for our customers. We continue to demonstrate meaningful traction in ultra high power fiber lasers, and invest in new products and applications. We believe this progress substantially expands our addressable market and opens up opportunities that will drive the company's growth for many years."
Financial Highlights
First quarter revenue of $315 million decreased 12% year over year. Materials processing sales accounted for 96% of total revenue, decreasing 11% year over year due to lower sales in cutting and 3D printing applications. Sales into other applications decreased 32% year over year but with strong order growth in communications and government applications. The acquisition of Genesis Systems Group contributed $24 million during the quarter.
Sales of high power continuous wave (CW) lasers, representing 57% of total revenue, decreased 22% year over year. Sales of fiber lasers at 6 kilowatts of power or greater were nearly 50% of all high power CW laser sales, and high power CW lasers at 10 kilowatts or greater increased more than 40% year over year. Sales of other high power lasers declined year over year due to the weaker demand environment in China and Europe and lower average selling prices. By region, sales decreased 24% in China, 24% in Europe and 20% in Japan but increased 65% in North America on a year over year basis.
Earnings per diluted share ("EPS") of $1.02 decreased 47% year over year. Slightly lower than expected absorption of fixed manufacturing costs and a higher inventory provision reduced EPS by $0.04 relative to guidance. In addition, higher R&D material expenses, nonrecurring legal costs and foreign exchange losses reduced EPS by $0.04. The effective tax rate in the quarter was 24%, which benefited from certain discrete tax items. During the first quarter, IPG generated $46 million in cash from operations. Capital expenditures were $33 million, which included $21 million for the purchase of a new facility in Massachusetts.

Business Outlook and Financial Guidance
"We have seen further signs of improving business conditions in China, our largest region, with sequential growth in orders and good momentum through the first three weeks of the second quarter. Our first quarter book-to-bill ratio was above one, in line with normal seasonality, albeit off a lower base given the weaker macroeconomic climate. If this momentum in China is maintained, it should continue to drive better performance. Performance in Europe is generally stable but down from peak levels, reflecting reported economic trends in the region. We expect pricing headwinds related to competition in China to continue. We believe our innovative new products, accessories and complete solutions, which provide customers with a superior value proposition, both cement and enhance our market leadership position." said Dr. Gapontsev.
For the second quarter of 2019, IPG expects revenue of $340 million to $370 million. The Company expects the second quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $1.25 to $1.55, with 53.0 million basic common shares outstanding and 53.9 million diluted common shares outstanding.
"Commentary from our largest machine tool OEM customers continues to improve, but we do not yet have clear visibility into their full year order plans. As such, we do not believe it is appropriate to provide full year revenue guidance at this time. As a reminder, we would expect year-over-year trends to improve in the back half of 2019 driven by market recovery and strength in new products and solutions," added Dr. Gapontsev.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.89, Russian Ruble 65, Japanese Yen 111 and Chinese Yuan 6.73, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the First Quarter 2019 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, April 30, 2019 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to,  introduction of unmatched product features that improve processing speed, flexibility and quality for our customers, meaningful traction in ultra high power fiber lasers, and investment in new products and applications, expanding our addressable market and opening up opportunities that will drive the company's growth for many years, momentum in China continuing to drive better performance, continued pricing headwinds related to competition in China, our innovative new products, accessories and complete solutions providing customers with a superior value proposition, cementing and enhancing our market leadership position, improving commentary from our largest machine tool OEM customers, and revenue and earnings guidance for Q2 2019. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2019) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share data)
Net sales	$315,047	$359,864
Cost of sales	166,136	156,502
Gross profit	148,911	203,362
Operating expenses:
Sales and marketing	19,275	13,516
Research and development	32,496	28,546
General and administrative	27,212	25,495
Loss (gain) on foreign exchange	1,613	(5,295)
Total operating expenses	80,596	62,262
Operating income	68,315	141,100
Other income (expense), net:
Interest income, net	3,952	311
Other income (expense), net	(9)	443
Total other income	3,943	754
Income before provision of income taxes	72,258	141,854
Provision for income taxes	(17,342)	(35,520)
Net income	54,916	106,334
Less: net income (loss) attributable to noncontrolling interests	(243)	—
Net income attributable to IPG Photonics Corporation	$55,159	$106,334
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.04	$1.98
Diluted	$1.02	$1.93
Weighted average shares outstanding:
Basic	53,001	53,694
Diluted	53,874	55,182

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$548,938	$544,358
Short-term investments	481,139	500,432
Accounts receivable, net	231,850	255,509
Inventories	417,817	403,579
Prepaid income taxes	50,961	43,782
Prepaid expenses and other current assets	61,389	57,764
Total current assets	1,792,094	1,805,424
Deferred income taxes, net	17,438	19,165
Goodwill	110,349	100,722
Intangible assets, net	93,280	87,139
Property, plant and equipment, net	570,756	543,068
Other assets	41,954	18,932
Total assets	$2,625,871	$2,574,450

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,688	$3,671
Accounts payable	39,970	36,302
Accrued expenses and other liabilities	153,151	154,640
Income taxes payable	13,007	51,161
Total current liabilities	209,816	245,774
Deferred income taxes and other long-term liabilities	106,988	80,734
Long-term debt, net of current portion	40,779	41,707
Total liabilities	357,583	368,215
Commitments and contingencies
IPG Photonics Corporation stockholders' equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,538,307 and 53,108,213 shares issued and outstanding, respectively, at March 31, 2019; 54,371,701 and 52,941,607 shares issued and outstanding, respectively, at December 31, 2018	5	5
Treasury stock, at cost (1,430,094 shares held at both March 31, 2019 and December 31, 2018)	(224,998)	(224,998)
Additional paid-in capital	746,926	744,937
Retained earnings	1,903,659	1,848,500
Accumulated other comprehensive loss	(157,751)	(162,896)
Total IPG Photonics Corporation stockholders' equity	2,267,841	2,205,548
Noncontrolling interests	447	687
Total equity	2,268,288	2,206,235
Total liabilities and equity	$2,625,871	$2,574,450

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Cash flows from operating activities:
Net income	$54,916	$106,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,802	19,223
Provisions for inventory, warranty & bad debt	9,912	9,318
Other	16,212	11,829
Changes in assets and liabilities that used cash:
Accounts receivable and accounts payable	24,808	9,076
Inventories	(19,719)	(49,744)
Other	(63,381)	(6,383)
Net cash provided by operating activities	45,550	99,653
Cash flows from investing activities:
Purchases of property, plant and equipment	(32,839)	(39,113)
Proceeds from sales of property, plant and equipment	181	210
Purchases of investments	(178,101)	(70,777)
Proceeds from sales of investments	202,856	70,161
Acquisitions of businesses, net of cash acquired	(20,005)	—
Other	(134)	76
Net cash used in investing activities	(28,042)	(39,443)
Cash flows from financing activities:
Principal payments on long-term borrowings	(911)	(895)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(6,149)	3,113
Purchase of treasury stock, at cost	—	(20,071)
Net cash used in financing activities	(7,060)	(17,853)
Effect of changes in exchange rates on cash and cash equivalents	(5,868)	16,866
Net increase in cash and cash equivalents	4,580	59,223
Cash and cash equivalents — Beginning of period	544,358	909,900
Cash and cash equivalents — End of period	$548,938	$969,123
Supplemental disclosures of cash flow information:
Cash paid for interest	$749	$799
Cash paid for income taxes	$51,438	$19,546

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Step-up of inventory (1):
Cost of sales	$—	$282
Amortization of intangible assets:
Cost of sales	1,346	1,169
Sales and marketing	1,810	602
Research and development	160	160
Total acquisition related costs and other charges	$3,316	$2,213

(1) 2018 amount relates to step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Cost of sales	$2,039	$1,568
Sales and marketing	787	556
Research and development	1,857	1,416
General and administrative	3,455	2,875
Total stock-based compensation	8,138	6,415
Tax benefit recognized	(1,916)	(1,431)
Net stock-based compensation	$6,222	$4,984

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Excess tax benefit on exercise of stock options included in net income	$2,910	$3,159